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                                                                     EXHIBIT 2.1


                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT ("Agreement") is made on August 12, 2004, between Angelo A. Fonzi (the "Seller") and Universal Truckload Services, Inc., a Michigan corporation ("Buyer").

                                   BACKGROUND

A. AFA Enterprises, Inc. ("Company") is a Pennsylvania corporation and through its subsidiaries is engaged in the business of providing trucking, transportation brokerage and logistics services between points in the forty-eight (48) states and Canada, with primary operations being conducted between points east of the Mississippi River (the "Business"), and having terminals and other facilities at the sites listed on attached Exhibit A (collectively, the "Premises").

B. Seller has been engaged in the Business for several decades, including periods of time prior to his ownership of the capital stock of the Company and has, through his personal contacts with customers, agents and others, built up considerable and valuable relationships, reputation and personal goodwill in the industry (the "Seller's Personal Goodwill"). Seller has used Seller's Personal Goodwill in the Business as well as in certain predecessor businesses with which Seller has been associated. Seller has never transferred Seller's Personal Goodwill to the Company, any of its subsidiaries or any such predecessor businesses (or agreed to do so), nor has Seller heretofore executed any covenant not to compete or employment agreement with the Company or any of its subsidiaries, but has been an "at will" employee within the Corporate Group (as hereafter defined).

C. The future success of the Business, during the period of Buyer's ownership, is dependent, during the transition period, upon the effective transfer of Seller's Personal Goodwill to Buyer.

D. Seller owns all of Company's issued and outstanding capital stock, being shares of common stock. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of the issued and outstanding shares of the Company's common stock (the "Purchased Shares") and the Seller's Personal Goodwill on the terms and subject to the conditions of this Agreement.

E. As a condition to Buyer's willingness to purchase the Purchased Shares and Seller's Personal Goodwill from Seller, Seller has agreed, in order to assure the smooth transition of the Business and the transfer of Seller's Personal Goodwill,

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      to provide consulting services to Buyer for four (4) years after the
      Closing (as defined below) pursuant to a Consulting Agreement substantially in the form of attached Exhibit B (the "Consulting Agreement").

F. As a further condition to Buyer's willingness to purchase the Purchased Shares and Seller's Personal Goodwill, Seller has agreed to not compete with Buyer or Company (or its subsidiaries) in the conduct of the Business, as provided in a Covenant Not to Compete in substantially the form of attached Exhibit C (the "Covenant Not to Compete ").

G. The Company has various wholly owned subsidiaries, all of which are listed on Schedule 8.7 (hereafter, the Company and its subsidiaries shall sometimes be collectively referred to as the "Corporate Group" and members of the Corporate Group shall sometimes be referred to as the "Corporate Group Members").

H. Buyer hereby represents and Seller acknowledges that a material reason for Buyer entering into the transactions contemplated hereby is the various business relationships built up by Seller over the years (the "Key Relationships") and the continuation of the Key Relationships after the closing of said transactions is of utmost importance to Buyer.

I. Seller hereby represents and Buyer acknowledges that a material objective of Seller is that the Key Relationships continue to be maintained for the benefit of the Corporate Group Members prior to the closing of said transaction and if the transaction is not closed the Key Relationships continue without change after the termination of this Agreement, all of which is of utmost importance to Seller.

                                   AGREEMENTS

      NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, the Seller and Buyer agree as follows:

1.    Agreement of Purchase and Sale.

      1.1 On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer, set over, convey, and deliver to Buyer the Purchased Shares, and Seller's Personal Goodwill, on the Closing Date but effective as of 12:01 A.M. on August 8, 2004 (the "Effective Date"), and Buyer agrees to purchase the Purchased Shares and Seller's Personal Goodwill from Seller. The sale and transfer of the Purchased Shares shall be made free, clear, and discharged of and from all Encumbrances (as defined in Section 8.4), and the sale and transfer of Seller's Personal

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            Goodwill shall be made free, clear and discharged of all
            Encumbrances created by an act of Seller.

2.    Purchase Price.

2.1 Purchase Price. The purchase price Buyer will pay to Seller for the Purchased Shares and the Seller's Personal Goodwill (the "Purchase Price") is Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00), subject to adjustment as provided for in Section 2.3. The Purchase Price is allocated, as between the Purchased Shares and Seller's Personal Goodwill, $8,500,000 to the Purchased Shares and $5,000,000 to Seller's Personal Goodwill.

2.2 Payment of Purchase Price. The Purchase Price shall be paid by Buyer on the Closing Date against receipt of the certificates for the Purchased Shares duly endorsed for transfer or accompanied by a duly executed stock power, and Seller's bill of sale transferring Seller's Personal Goodwill (the "Bill of Sale") in the form of attached Exhibit D. Eleven Million ($11,000,000) Dollars of the Purchase Price, shall be paid to Seller on the Closing Date by wire transfer of funds. Two Million Five Hundred Thousand ($2,500,000) Dollars of the Purchase Price (the "Escrowed Amount") shall be deposited into escrow on the Closing Date with U.S. Bank National Association, of Detroit, MI, as Escrow Agent (the "Escrow Agent") by wire transfer of funds. The Escrowed Amount shall be held, invested, administered and disbursed as provided in Section 2.3 and pursuant to an Escrow Agreement between Buyer, Seller and the Escrow Agent, in form as per attached Exhibit E. The Escrowed Amount shall be divided into two (2) distinct and separate escrow accounts as follows:

      (a) One in the amount of One Million Dollars ($1,000,000) to serve as security only for the balance sheet adjustment provisions under
            Section 2.3(a) and the indemnification adjustment provisions under
            Section 2.3(c) (the "Balance Sheet Escrow").

      (b) One in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) to serve only as security for any Loss of Business Reduction under Section 2.3(b) (the "Loss of Business Escrow") (subject to the provisions, however, of Section 2.3(a)(5)).

      (c) The Balance Sheet Escrow shall not serve as security for any Purchase Price adjustment under Section 2.3(b) and the Loss of Business Escrow shall not serve as security for any Purchase Price adjustment under Section 2.3(a) (subject to the provisions, however, of Section 2.3(a)(5)).

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      (d)   The Escrow Agreement shall provide that all interest earned on the
            Escrowed Amount will be paid to Seller.

2.3   Purchase-Price Adjustments.

      (a)   Balance Sheet Adjustments.

            (1) Seller shall cause Company to prepare an estimated consolidated balance sheet of the Corporate Group as of the Effective Date or another date agreed on by Buyer and Seller (the "Preliminary Balance Sheet"). The Preliminary Balance Sheet (i) shall contain line items substantially consistent with the line items in Seller's Balance Sheet dated December 31, 2003 (a true copy of which is contained in Schedule 8.10), and (ii) shall be prepared on a basis consistent with the Corporate Group's prior interim statements, and (iii) shall be accompanied by a calculation of the Company's Net Worth (as defined below).

            (2) If the Preliminary Balance Sheet is completed on the Closing Date and the Company's Net Worth as shown on the Preliminary Balance Sheet is less than $1,995,892, the Purchase Price paid on the Closing Date shall be reduced by the amount of such difference.

            (3) Seller shall cause, at Seller's sole expense, Alpern Rosenthal (the "Closing Auditor") to prepare a Closing Audit ("Closing Audit") certified to Buyer, Seller and the Corporate Group, which shall consist of the Corporate Group's consolidated balance sheet as of the Effective Date (the "Closing Balance Sheet"). The Closing Balance Sheet (i) shall contain line items substantially consistent with the line items in Seller's Balance Sheet dated December 31, 2003; (ii) shall be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and (iii) shall be accompanied by a calculation of the Company's Net Worth.

            (4) In preparing the Closing Audit, the Closing Auditor shall conduct the examination of the Corporate Group in accordance with generally accepted auditing standards issued by the American Institute of Certified Public Accountants. The Closing Auditor shall use its best efforts to complete the Closing Audit not later than 60 days after the Closing Date. All adjustments proposed by the Closing Auditor shall be booked by the Closing Auditor as part of the Closing Balance Sheet. The Closing Balance Sheet and income statement, shall be delivered to Buyer and Seller

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                  immediately upon its completion, together with the Closing
                  Auditor's opinion that the Closing Balance Sheet was prepared in accordance with this Section 2.3(a), a calculation of Company's Net Worth and a schedule of any required adjustment to the Purchase Price (the "Closing Audit Deliverables"). Buyer and its authorized representative shall have access to the Closing Auditor's work papers. Seller and Buyer shall have 30 days after receiving the Closing Audit Deliverables to deliver a written notice to the other party of any objections to the Closing Balance Sheet, the calculation of Company's Net Worth and any adjustment of the Purchase Price. Any such notice of objections shall be in writing and shall state in reasonable detail the basis for each objection and the amount of adjustment that the party giving the notice believes is required. If Buyer and Seller cannot agree with respect to the Closing Balance Sheet, the calculation of Company's Net Worth or the adjustment of the Purchase Price within 15 days after the delivery of a notice of objections or such later date as Buyer and Seller may agree on, the disputed items shall be resolved by one of the so-called Big 4 accounting firms, excluding Deloitte & Touche, LLP, as mutually selected by Buyer and Seller (the "Independent Accounting Firm"). Any items not in dispute shall be deemed stipulated by Buyer and Seller and shall not be determined by the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be made within thirty (30) days after the Independent Accounting Firm has been engaged and shall be binding and conclusive. Buyer and Seller shall pay equally all costs and expenses relating to the services provided by the Independent Accounting Firm.

            (5) If Company's Net Worth as set forth on the Closing Balance Sheet is less than $1,995,892, then the Purchase Price shall be reduced, to the extent it has not already been reduced pursuant to Section 2.3(a)(2), by the difference. The Escrow Agent shall be instructed to deliver the amount of the Purchase Price reduction to Buyer from the Balance Sheet Escrow, and to deliver to Seller an amount (if any) sufficient to reduce the remaining balance of the Balance Sheet Escrow to Five Hundred Thousand ($500,000) Dollars. In the event that such Purchase Price reduction shall exceed the Balance Sheet Escrow, the Escrow Agent shall be instructed to deliver the amount of the deficiency to Buyer from the Loss of Business Escrow.

                  If the Company's Net Worth as set forth on the Closing Balance Sheet is more than $1,995,892, then the Purchase Price shall be

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                  increased by the sum of the (i) amount of any reduction
                  previously made pursuant to Section 2.3(a)(2) and (ii) the difference between the Company's Net Worth as set forth on the Closing Balance Sheet and $1,995,892, and the amount of the Purchase Price increase shall be paid by Buyer to Seller. The Escrow Agent shall be instructed to deliver to Seller an amount sufficient to reduce the remaining balance of the Balance Sheet Escrow to Five Hundred Thousand ($500,000) Dollars.

                  The aforesaid payments shall be made by the Escrow Agent or Buyer, as applicable, within five (5) business days after the Closing Balance Sheet has been accepted by Seller and Buyer or any disputes have been resolved by the Independent Accounting Firm. If, after the disbursements described above have been made, the balance of the Balance Sheet Escrow is less than Five Hundred Thousand ($500,000) Dollars, the Escrow Agent shall be instructed to transfer from the Loss of Business Escrow to the Balance Sheet Escrow an amount sufficient to restore the Balance Sheet Escrow to $500,000. In the event the balance in the Loss of Business Escrow is not adequate to restore the balance of the Balance Sheet Escrow to Five Hundred Thousand ($500,000) Dollars or the Loss of Business Escrow has been disbursed pursuant to the provisions of 2.3(b), Seller shall deliver to the Escrow Agent an amount sufficient to restore the Balance Sheet Escrow to Five Hundred Thousand ($500,000) Dollars within seven (7) days after receiving notice of the aforesaid deficiency from Buyer.

            (6) Any instructions to the Escrow Agent under Section 2.3(a)(5) shall be executed and delivered jointly by Seller and Buyer, or, if they cannot agree on such instructions, by the Independent Accounting Firm.

            (7) Any Purchase Price adjustments under this Section 2.3(a) shall first be allocated to the Purchase Price allocated to the Purchased Shares and then to the Seller's Personal Goodwill (without limitation as to the right to offset the amount of any Purchase Price reduction, if in excess of such allocation, to the balance of the Purchase Price).

            (8) The term Company's Net Worth shall mean an amount equal to the total assets minus the total liabilities reflected on the Preliminary Balance Sheet or the Closing Balance Sheet, as the context indicates, prepared on a consolidated basis for the Corporate Group, and

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                  with respect to the Closing Balance Sheet, prepared in
                  accordance with GAAP.

      (b)   Adjustments for Loss of Business.

      During the forty five (45) day period following the Representation Date [as hereafter defined] ("Forty Five Day Measuring Period"), each of Buyer and Seller shall notify the other in writing by facsimile, overnight letter or email, within two (2) business days after being advised or obtaining knowledge that any Member of the Corporate Group has lost Business because one or more Major Customers, Major Agents, Major Fleets, or Major Company Offices, as defined below (collectively, the "Key Parties"), have discontinued or intend to discontinue doing business with any member of the Corporate Group or Buyer during the Forty Five Day Measuring Period as a result of Seller's sale of the Purchased Shares and Seller's Personal Goodwill under this Agreement ("Business Lost Due to the Sale"). Business Lost Due to the Sale shall not include any loss of business (i) caused by changes in the business methods, policies, procedures, payment amounts and terms, and similar changes made by the Corporate Group or Buyer after the Representation Date that apply to the Key Parties, excluding changes brought about by or due to requirements of law or governmental regulation (or changes therein) or arising by virtue of correcting or addressing any matter involving any material misrepresentation by Seller under this Agreement, or (ii) occurring in the ordinary course of business due to bankruptcy or death of Key Parties, or
      (iii) caused by fluctuations in the economy resulting in the Key Party involved ceasing all business operations as a result of a substantial customer ceasing all or part of an operation, or (iv) resulting from the decision by a member of the Corporate Group or Buyer to discontinue the Business relationship with any of the Key Parties for any reason. As used herein, the following terms are defined as follows:

            (1) "Major Customer" shall mean any customer who generated One Million ($1,000,000) Dollars or more in revenue (the "Threshold Revenue Amount") to the Corporate Group during calendar year 2003 and who did not discontinue doing business with the Corporate Group before the Representation Date;

            (2) "Major Agent" shall mean any commission or other agent who generated the Threshold Revenue Amount to the Corporate Group during calendar year 2003 and who did not discontinue doing business with the Corporate Group before the Representation Date;

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            (3)   "Major Fleet" shall mean any fleet of ten (10) or more trucks which are under common ownership and who did not discontinue doing business with the Corporate Group before the Representation Date;

            (4) A "Major Company Office" shall mean any terminal owned by the Corporate Group which generated the Threshold Revenue Amount to the Corporate Group during calendar year 2003 and who did not discontinue doing business with the Corporate Group before the Representation Date.

      Seller and Buyer acknowledge that the above definitions may involve some overlap or duplication in the calculation of the revenues generated by the defined parties. For example, revenue generated by a Major Customer may also be included in revenue generated by a Major Agent. Seller and Buyer agree that it is the intention of the parties that for purposes of determining the applicability of this Section and the calculation of the amount of the Business Lost Due to the Sale, no overlapping or duplicate revenue shall be included or taken into account and such amounts shall be calculated solely on the basis of the 2003 revenue actually generated by the Key Parties involved for the Corporate Group.

      A written list of the Key Parties and the respective revenue generated in 2003 shall be compiled by Seller as Schedule 2.3(b) and delivered to Buyer at Closing, shall be warranted by Seller as being complete and accurate as to the identity of the Key Parties and the amounts of revenue indicated thereon.

      In the event that there has been Business Lost Due to the Sale during the Forty Five Day Measuring Period, the Purchase Price shall be reduced by nineteen and 28/100 (19.28%) percent of the revenue received by the Corporate Group during calendar year 2003 and generated by the applicable Key Parties involved that have resulted in Business Lost Due to the Sale. For any Business Lost Due to the Sale with respect to a loss of Major Fleet, as defined above, the revenue involved for 2003 would be the actual revenue produced by the trucks involved during 2003. Any Purchase Price reduction under this Section 2.3(b) shall be referred to as a "Loss of Business Reduction." Notwithstanding any language contained herein, in no event will the Loss of Business Reduction exceed Three Million Five Hundred Thousand Dollars ($3,500,000).

      For example, if a Customer generated $1,500,000 in Revenue to the Corporate Group during 2003, and that Customer shall discontinue its business relationship with the Corporate Group for a reason that comes within the definition of Business Lost Due to the Sale, then the Purchase Price shall be reduced by $289,200, subject to adjustment for overlapping or duplicate revenue.

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      Upon the expiration of the Forty Five Day Measuring Period, if Buyer or
Seller have not delivered to the other any notices of Business Lost Due to the Sale during the Forty Five Day Measuring Period or within two (2) business days thereafter, the Escrow Agent shall be instructed to deliver the Loss of Business Escrow to Seller (subject to any prior transfers to the Balance Sheet Escrow provided for in subparagraph 2.3(a)(5)).

      If any notices of Business Lost Due to the Sale have been delivered by Buyer or Seller during the time periods provided above, within ten (10) business days after the expiration of the Forty Five Day Measuring Period, Buyer shall deliver to Seller (i) a complete list of all Key Parties which have discontinued doing business with the Corporate Group and which allegedly constitute Business Lost Due to the Sale (to the extent such information has not already been provided to Seller), (ii) all correspondence and documents relating to the Business Lost Due to Sale, (iii) a calculation of the 2003 revenue attributable to each such Key Party, adjusted for overlapping or duplicate revenue, (iv) a calculation of the net amount of Business Lost Due to the Sale and (v) the proposed Loss of Business Reduction.

      Seller shall have ten (10) business days after receipt of the required information from Buyer within which to object in writing to any or all of the claims set forth in Buyer's notice.

      If Seller accepts Buyer's conclusions or fails to submit written objections within the aforesaid ten (10) business day period, the Escrow Agent shall be instructed to deliver the uncontested Loss of Business Reduction to Buyer and to deliver the balance of the Loss of Business Escrow to Seller (subject to any prior transfers pursuant to Section 2.3(a)(5)). If the Loss of Business Reduction exceeds the Loss of Business Escrow, then Seller shall pay the deficiency to Buyer upon written demand, together with interest at the prime rate of interest from time to time charged by First Tennessee Bank National Association from and after the date which is seven (7) days after the date of such written demand.

      If Seller objects to any or all of the Loss of Business Reduction claimed by Buyer, the Escrow Agent shall be instructed to deliver any undisputed portion of the Loss of Business Reduction to Buyer, to continue to hold the disputed portion of the Loss of Business Reduction in the Loss of Business Escrow pending resolution of the dispute, and to distribute any balance of the Loss of Business Escrow to Seller (subject to any prior transfers pursuant to Section 2.3(a)(5)).

      If the parties are not able to resolve any disputes with respect to Buyer's claim for a Loss of Business Reduction within ten (10) business days after Seller's objections referred to above:

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      (i)   If the total amount in dispute is $1,000,000 or less, the matter will be submitted to binding arbitration to the Transportation ADR Council, Inc. ("ADR Council"). The matter shall be disposed of in accordance with the Administrative Rules for Arbitration (the "Arbitration Rules") promulgated by ADR Council following an evidentiary hearing, unless the parties mutually agree to a more expedited ADR Council procedure. Michigan substantive law, however, shall be applied in the arbitration and shall govern the arbitrator, and all references in the Rules to the law of the State of Missouri (or any other state) shall be deemed to refer to Michigan law.

      (ii) The dispute will be determined by a single arbitrator selected within ten (10) business days after the expiration of the aforesaid ten (10) business day period. Seller and Buyer shall each use their respective best efforts to conclude the arbitration within sixty
            (60) days after the arbitrator is selected. The arbitrator's decision shall be final and binding on the parties. The fees and expenses of the arbitration proceeding shall be shared equally by Seller and Buyer, except that each party shall be responsible for the fees and expenses of its respective legal counsel and witnesses. A judgment on the arbitration award may be entered by any court of competent jurisdiction permitted under Section 13.5.

      (iii) If the amount in dispute is more than $1,000,000, and the parties do not agree to submit such dispute to the arbitration procedures set forth above, either party shall have the right to litigate the matter before any court of competent jurisdiction permitted under
            Section 13.5.

          Within five (5) business days after any dispute is finally resolved either by agreement of the parties, binding arbitration decision or a final, nonappealable court order, the Escrow Agent shall distribute the balance of the Loss of Business Escrow in accordance with any such settlement agreement, arbitration award or court order (subject to any prior transfers pursuant to Section 2.3(a)(5)). If the Loss of Business Reduction exceeds the Loss of Business Escrow, then Seller shall pay the deficiency to Buyer upon written demand, together with interest at the prime rate of interest from time to time charged by First Tennessee Bank National Association from and after the date which is seven (7) business days after the date of such written demand.

      Any Loss of Business Reduction pursuant to this Section 2.3(b) shall, in the absence of circumstances clearly establishing whether the Loss of Business Reduction should be allocated to the purchase of the Seller's Personal Goodwill or the Purchased

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Shares (due to corporate goodwill), be allocated thirty seven (37%) percent to the portion of the Purchase Price allocated to the purchase of Seller's Personal Goodwill and sixty-three (63%) percent to the portion of the Purchase Price allocated to the Purchased Shares (without limitation as to the right to offset the amount of any Purchase Price reduction, if in excess of such allocation, to the balance of the Purchase Price).

      Except as necessary to resolve disputes under this Agreement or as otherwise required by law or governmental regulation, notwithstanding any other provisions of this Agreement, including Section 12, the provisions of this
Section 2.3(b) and any actions of the parties pursuant thereto shall remain strictly confidential and shall survive the Representation Date for a period of ninety (90) days or the final determination of any disputes hereunder, whichever is later.

      The remedies provided for in this Section 2.3(b) shall constitute Buyer's sole and exclusive remedy in the event of any Business Lost Due to the Sale and any other loss of business by the Corporate Group subsequent to the Representation Date.

      (c) Adjustments for Indemnification.

      Any liability of Seller for indemnification pursuant to Section 10.1 in excess of the Indemnification Basket, as defined in Section 10.2, shall constitute a reduction in the Purchase Price, which reduction shall first be allocated to the Purchased Shares and then to the Seller's Personal Goodwill. After completion of any Purchase Price adjustments and disbursements from the Balance Sheet Escrow pursuant to Section 2.3(a) above, the remaining Balance Sheet Escrow of Five Hundred Thousand ($500,000) Dollars shall continue to be held by the Escrow Agent for a period of one (1) year following the Representation Date as security for Seller's indemnification obligations.

      Within ten (10) business days after the first (1st) annual anniversary of the Representation Date, Buyer shall deliver to Seller a schedule of Losses and amounts claimed against the Balance Sheet Escrow as of said anniversary date, subject to the Indemnification Basket, together with all non-privileged correspondence and documents supporting Buyer's position that such claims are subject to indemnification under Section 10.1. Within ten (10) business days after receipt of the required information from Buyer, Seller shall submit to Buyer any written objections to any or all of the conclusions set forth in Buyer's Notice.

      In the event that Buyer's notice indicates that any amounts are due to it from the Balance Sheet Escrow, if Seller accepts Buyer's conclusions or fails to submit written objections within the aforesaid ten (10) business day period, the Escrow Agent shall be instructed to deliver the uncontested amounts to Buyer and to deliver the balance of the Balance Sheet Escrow to Seller.

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      If Seller objects to any or all of the indemnification claims asserted by
Buyer (including those falling within the Indemnification Basket), or if any such claims are pending and unresolved, the Escrow Agent shall be instructed to continue to hold the disputed or pending amounts which exceed the Indemnification Basket in escrow, to deliver any undisputed portion due to Buyer and to distribute any balance of the Balance Sheet Escrow to Seller.

      Within five (5) business days after any dispute is finally resolved either by agreement of the parties or a final, nonappealable court order, the Escrow Agent shall distribute the balance of the Balance Sheet Escrow to Seller and/or Buyer, in a manner consistent with such agreement or court order.

      (d) For the purpose of this Section 2.3, time shall be of the essence with respect to all indicated time periods.

      3. Related Agreements. At the Closing, Seller shall execute and deliver to Buyer the Consulting Agreement, the Bill of Sale, and the Covenant Not to Compete and Buyer, Seller and the Escrow Agent shall execute and deliver the Escrow Agreement (hereafter sometimes collectively referred to as the "Related Agreements"). In addition, at the Closing, Seller shall deliver the written opinion from legal counsel for Seller referred to in Section 8.25 and Buyer shall deliver the written opinion from legal counsel for Buyer referred to in
Section 9.10.

      Seller shall deliver to Buyer certificates representing all of the Purchased Shares registered in the name of the Seller (without any restrictive legend or together with such instruments and items that shall permit, in the reasonable opinion of Buyer's counsel, the sale and transfer of such shares free, clear, and discharged of any restrictions relating to any such legend). The certificates shall be duly endorsed in blank or with accompanying stock powers or assignments duly signed. Seller shall also deliver to Buyer such other instruments or documents that shall, in the reasonable opinion of the Buyer's counsel, be reasonably required to vest good and marketable title in Buyer to the Purchased Shares and to Seller's Personal Goodwill, free, clear, and discharged of any and all Encumbrances (except that any Encumbrances applicable to Seller's Goodwill shall be limited to those created by an act of Seller), provided Buyer has provided Seller with notice in advance of the closing concerning the production of any other such instruments or documents. All directors and officers of each Corporate Group Member specified by Buyer, except
L. William Knoebel, Jr., shall deliver to Buyer resignations from their positions and any other positions held in, or by appointment by or from, Company or any other Corporate Group Member.

      4. Due Diligence Cooperation. On or prior to February 25, 2004, and up to the Closing Date, except for contacts with the Key Parties, Seller has caused the

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Corporate Group Members to permit Buyer and its representatives to perform certain due diligence investigation of the financial, accounting, environmental and legal aspects of the Corporate Group, the Business and the assets and liabilities of the Corporate Group and represents that he has provided full access to such documents and other information as requested by Buyer and its representatives, including, but not limited to, corporate records; financial statements and accounting records; tax returns; environmental documents and information; real estate documents and title records; and any other records or documents other than those identifying the Key Parties.

5.    Environmental Matters.

      Seller makes no warranties or representations regarding the environmental condition of the Premises and Buyer takes the Premises in their respective conditions, subject to the following provisions:

5.1 Seller represents to Buyer that it has disclosed and delivered to Buyer all environmental reports, assessments and investigations in the Corporate Group's possession relating to the Premises, including any Phase I or Phase II environmental reports (the "Environmental Reports"), and that there are no other Environmental Reports relating to the Premises in the possession of the Corporate Group Members.

5.2 Buyer has had a reasonable opportunity to review all Environmental Reports delivered by Seller and have its consultant visit the sites referred to therein. Buyer has indicated that it is satisfied, as to the environmental condition of the Premises covered by the Environmental Reports, as the result of its review of the Environmental Reports and such site visits.

6. Excluded Assets. Seller owns certain items of tangible personal property located on the Premises which are not owned by any Corporate Group Member, nor reflected on any of the Financial Statements (as defined in Section 8.10) and are not included in this transaction. Buyer has agreed that Seller shall have sixty (60) days from the Closing Date to remove from the Premises any such personal property which he owns.

7.    Closing Matters.

7.1 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at a location to be mutually agreed upon by the Parties on the date hereof (the "Closing Date"), and shall be effective as of the Effective Date. As used in this Agreement, the later to occur of the Closing Date and the Effective Date shall be referred to as the "Representation Date".

7.2 Certain Closing Expenses. All federal, state, and local sales, use, excise, and documentary stamp taxes and all other taxes, duties, or other like charges properly payable on and in connection with the conveyance and transfer of the Purchased Shares to Buyer shall be paid by the Party upon whom they are imposed by law. Any real estate transfer taxes or other fees applicable to the transfer of the Premises resulting from this transaction shall be borne fifty (50%) percent by Seller and fifty (50%) percent by Buyer.

7.3 Further Assurances. Seller shall cooperate with and assist Buyer and take all other reasonable actions to ensure a smooth transition of the Corporate Group and Seller's Personal Goodwill to Buyer (including the maintenance of the Key Relationships). From time to time after the Closing Date, Seller shall, at the request of Buyer, execute and deliver additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances and take such further actions, that Buyer requests as reasonably necessary or appropriate to effectively carry out this Agreement's intent and to transfer the Purchased Shares and Seller's Personal Goodwill to Buyer with the Key Relationships intact.

7.4 Post Closing Bill Payments. Subsequent to the Effective Date, Buyer will cause the Corporate Group to pay when and as due, all liabilities, including accounts payable and accrued expenses of the Corporate Group, as shown on the Closing Balance Sheet.

8. Seller's Representations and Warranties. . For the purposes of this Agreement, the phrases "Best Knowledge of Seller," "Best Knowledge of Buyer", or words of similar import, mean the knowledge the Seller (or any officer or director of any Corporate Group Member) or Buyer (or any officer or director of Buyer), as applicable, has or would have after a reasonable and diligent inquiry into the matter in question. As of the date of this Agreement and as of the Representation Date, the Seller represents and warrants to Buyer, and acknowledges and confirms that Buyer is relying on these representations and warranties in entering into this Agreement, as follows:

8.1 Organization and Standing. Company and each of its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of their respective states of incorporation, have all requisite power and authority (corporate and otherwise) to own their properties and conduct their business as now conducted. Company and each of its subsidiaries possess licenses and have qualified as a foreign corporation under the laws of all other jurisdictions where such licenses or qualifications are required by law and the failure to so qualify would cause a material adverse impact upon the Corporate Group Member involved. Except as set forth in Schedule 8.1, neither Company nor any of its subsidiaries has in the last five years used or assumed any other name in connection with the conduct of its business.

8.2 Articles and Bylaws. Prior to the Closing Date, Seller has delivered copies of the Articles of Incorporation and Bylaws, as amended, of Company and each of its subsidiaries which are and as of the Representation Date will be true, correct and complete.

8.3 Capitalization. The authorized, issued and outstanding capital stock of Company and each of its subsidiaries is as set forth in Schedule 8.3. All of the issued and outstanding capital stock of Company is owned of record and beneficially by the Seller and all of the capital stock of each subsidiary is owned of record and beneficially by the Company. A true and complete list of the certificate numbers and number of shares held by the Seller is set forth in Schedule 8.3. There are no options, calls, subscriptions, warrants, agreements, or other securities or rights outstanding for the purchase, exchange or other acquisition of the capital stock of Company or any of its subsidiaries; or that are convertible into, exercisable for, or relate to said capital stock; or that have any voting rights with respect thereto. Neither Company nor any of its subsidiaries has any outstanding contractual obligations to repurchase, redeem, or otherwise acquire any outstanding shares of its capital stock.

8.4 Company Common Stock and Seller's Personal Goodwill. Seller is the lawful owner of the Purchased Shares and Seller's Personal Goodwill, free, clear, and discharged of and from all pledges, liens, security interests, encumbrances, mortgages, adverse claims, charges, options, equity interests, proxies, voting agreements or trusts, leases, tenancies, easements, or other interests ("Encumbrances") (provided that the Seller's representation as to Seller's Personal Goodwill is that it is free, clear and discharged of all Encumbrances created by an act of Seller). All shares of the Purchased Shares have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights. On delivery to Buyer at the Closing of the Purchased Shares, duly endorsed for transfer, Buyer will be the absolute owner of the Purchased Shares, free, clear, and discharged of and from all Encumbrances, and thus the sole shareholder of the Company.

8.5 Authorization. Seller has the requisite legal capacity to execute, deliver, and perform this Agreement as well as the Related Agreements. Seller has duly executed and delivered this Agreement. This Agreement is, and the Related Agreements when executed and delivered by the parties to them will be, legal, valid, and binding obligations of Seller, enforceable against him in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

8.6   Existing Agreements and Governmental Approvals.

      (a) Except as set forth in Schedule 8.6, the execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them (i) do not and will not violate any provisions of law applicable to Company, any subsidiary thereof or to the Seller; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) the Company's (or any subsidiary's) Articles of Incorporation or Bylaws or any indenture, mortgage, lease, deed of trust; other instrument, contract, or agreement; or any order, judgment, arbitration award, or decree to which Company (or any subsidiary) or the Seller is a party or by which any of them or any of their respective assets and properties are bound; and (iii) do not and will not result in the creation of any Encumbrance on any of the properties, assets, or business of Company, any subsidiary thereof or the Seller.

      (b) Except as set forth in Schedule 8.6, no approval, authority, or consent of or filing by Company (or any subsidiary thereof) or the Seller with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency, or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated by them.

8.7 No Subsidiaries. Neither Seller nor the Company, directly or indirectly, owns any interest or has any investment in any other corporation, partnership, limited liability company or other entity engaged in the Business, as defined herein, except as listed on Schedule 8.7.

8.8 No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Company or any of its subsidiaries, or the assets or properties of Company or any subsidiary, is pending or, to the Best Knowledge of Seller threatened. Neither Company, any of its subsidiaries or the Seller has taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings.

8.9 Permits and Licenses. Company and each of its subsidiaries has all necessary permits, certificates, licenses, approvals, consents, motor carrier authorities and other authorizations (collectively, the "Licenses") required to carry on and conduct its business and to own, lease, use, and operate its assets at the places and in the manner in which its business is conducted, and none of the Licenses will be rendered void or no longer fully in effect as the result of the sale and transfer of the Purchased Shares. A complete list of the motor carrier operating authorities and current insurance filings required of common carriers for each Corporate Group Member is included in Schedule 8.9.

8.10 Financial Statements. Seller has delivered to Buyer the audited and interim financial statements listed in Schedule 8.10, including the audited statement dated December 31, 2003, a copy of which is attached to
      Schedule 8.10, and Company shall deliver on or before the Closing copies of all interim financial statements that Company has prepared or will prepare for each full accounting period completed subsequent to March 20, 2004 and prior to and including the Effective Date (the "Financial Statements"). The interim Financial Statements which are prepared by the Company are prepared on a basis consistent with prior interim statements. The audited Financial Statements have been and will be prepared in accordance with GAAP. All Financial Statements do and will fairly and accurately present the financial position of Company, on a consolidated basis with its subsidiaries, as of the dates indicated and the results of operations as of the dates indicated and for the periods covered thereby, and are and will be true and correct in all material respects. Adequate provision has been and will be timely made in the Financial Statements for doubtful accounts or other receivables on a basis consistent with past practices; sales are stated in the Financial Statements net of discounts, returns, and allowances; all Taxes (as defined in Section 8.22) due or paid are and will be timely reflected in the Financial Statements; and all Taxes not yet due and payable are and will be fully accrued or otherwise provided for in the Financial Statements. Any items of income or expense that are unusual or of a nonrecurring nature during any such period or at any such balance sheet date are and will be separately disclosed in the Financial Statements. Except as otherwise disclosed on Schedule 8.10, books, records, and work papers of the Company and each of its subsidiaries are complete and correct; have been maintained on an accrual basis, in accordance with GAAP; and accurately reflect, and will accurately reflect, the basis for the financial condition and the results of the operations of Company and its subsidiaries that are set forth in the Financial Statements. The Corporate Group Members have maintained adequate books and records, on an easily retrievable basis, to address matters that may arise, within the applicable statutes of limitations, in connection with the Business, including, without limitation, contractual matters, matters regarding Taxes and government safety requirements. All such books and records shall be turned over to Buyer on the

      Closing Date. The Corporate Group Members do not have a record retention and destruction policy. There is set forth in Schedule 8.10, a description of the location at and medium in which each category of records is stored.

8.11 No Undisclosed Liabilities. Except as otherwise disclosed on Schedule 8.11 or Schedule 8.23 or in the Financial Statements, neither the Company nor any subsidiary have any liabilities or obligations, whether accrued, absolute, contingent (including disputed litigation or arbitration matters), or otherwise, and to the Best Knowledge of Seller there exists no fact or circumstance that could give rise to any such liabilities or obligations in excess of $5,000 in the future.

8.12 Conduct of Business. Except as otherwise disclosed on attached Schedule 8.12, since December 31, 2003, through the Representation Date, neither Company nor any subsidiary has:

      (a) Issued any capital stock or other securities convertible into or exchangeable or exercisable for capital stock or having voting rights; declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, except distributions of net income and bonuses to Seller; or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock.

      (b)   Merged or consolidated with any other entity.

      (c)   Altered or amended its Articles of Incorporation or Bylaws.

      (d) Entered into, materially amended, or terminated any contract, license, lease, commitment or permit, including, without limitation, with any customer, agent or contractor, except in the ordinary course of business consistent with past practices.

      (e) Experienced any labor disturbance of any type or nature, including, without limitation, by way of strike, lockout, grievance, slowdown, shortage of labor or other labor disputes.

      (f) To the Best Knowledge of Seller incurred or become subject to any obligation or liability (absolute, accrued, contingent, or otherwise), except in the ordinary course of business consistent with past practices.

      (g) Discharged or satisfied any lien or Encumbrance or paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than (i) liabilities shown or reflected in Company's Balance Sheet dated December 31, 2003 or (ii) liabilities incurred since the date of the balance sheet, in each such case only in the ordinary course of business consistent with past practices and in accordance with the express terms of such obligation or liability.

      (h) Mortgaged, pledged, or subjected to any lien or Encumbrance any of its assets, except in the ordinary course of business consistent with past practices.

      (i) Sold, transferred, or agreed to sell or transfer any asset, property, or business; cancelled or agreed to cancel any debt or claim; or waived any right, except in the ordinary course of business consistent with past practices.

      (j) Disposed of or permitted to lapse any Intellectual Property, except in the ordinary course of business consistent with past practices.

      (k) Granted any increase in employee rates of pay or any increases in salary or other compensation payable or to become payable to any officer, employee, consultant, Contractor (including owner-operators and fleet owners) or Agent, or by means of any bonus or pension plan, contract, or other commitment increased the compensation of any officer, director, employee, consultant, Contractor or Agent, or hired or engaged any new officer, employee, consultant, Contractor or Agent, except in the ordinary course of business consistent with past practices and except that Raymond A. Tedesco's status as a consultant has been changed to a full-time employee as has his compensation.

      (l) Made or authorized any capital expenditures for additions to plant or equipment accounts in excess of $10,000, except for purchases of tractors and trailers ("Transportation Equipment") and Company automobiles in the ordinary course of business consistent with past practices.

      (m) Entered into any transaction (including, without limitation, any contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) with any shareholder, officer, or director; any member of their immediate families; or any of their affiliates.

      (n) Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or business, except with respect to Transportation Equipment in the ordinary course of business consistent with past practices.

      (o) Failed to regularly maintain and repair its assets in the ordinary course of business consistent with past practices.

      (p) Instituted, settled or been named as a party in any litigation, action, or arbitration or other proceeding before any court or governmental agency or other body relating to it or its property, except as disclosed on Schedule 8.23.

      (q) Suffered or made any material change in any method of accounting or any accounting practice or accounting controls.

      (r) Varied, cancelled, or allowed to expire any insurance coverage, except in the ordinary course of Business consistent with past practices.

      (s) Made any payment or disbursement of moneys or property or declared or paid any dividend or other distribution to or on behalf of any officer, director, or shareholder or any member of the immediate families of the Seller, or any affiliate, other than for payment of compensation or reimbursement of expenses in accordance with past practices, except for dividends, distributions of net income and bonuses to Seller.

      (t) Entered into any other material transaction other than in the ordinary course of business consistent with past practices.

      (u) Agreed or committed to do any of the foregoing, subject to the "ordinary course of Business consistent with past practices" exception, where and to the extent applicable.

            Notwithstanding any provisions of this Agreement, since Seller is guaranteeing the Net Worth of the Corporate Group as of the Effective Date as provided in Section 2.3(a), any payments or accruals made by the Corporate Group applicable to periods subsequent to December 31, 2003 and prior to the Effective Date, including subchapter S distributions or dividends to Seller, bonuses and other payments to Seller and other employees of the Corporate Group and expenses, including legal and accounting fees and expenses, whether or not made in the ordinary course of business, shall not constitute a breach of any of the warranties and representations or other provisions of this Agreement. For the purposes of this Agreement, transactions of the Corporate Group of the type normally occurring at the end of the fiscal year shall be deemed to be in the ordinary course of the Corporate Group's business, notwithstanding the fact that such transactions occur prior to the Effective Date.

8.13 No Adverse Changes. Except as otherwise disclosed in Schedule 8.13, since December 31, 2003 there has not been any occurrence, event, condition, or development that has materially adversely affected, or to the Best Knowledge of Seller is likely to materially adversely affect, Company (or any subsidiary thereof) its prospects, condition (financial or otherwise), assets, affairs, operations, or the Business.

8.14 Employees. Except as disclosed in Schedule 8.14, there is not now, nor has there been at any time during the past five years, any strike, lockout, grievance, other labor dispute, pending or, to the Best Knowledge of Seller, threatened, nor have there been any allegations of sexual harassment or other unlawful employment related conduct or discrimination, with respect to any Corporate Group Member. Company and each subsidiary is and has been in compliance with all rules regulating employee wages and hours. On or before the Effective Date, Company and each subsidiary shall have paid when and as due all its accrued obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, or retirement benefits, or Social Security benefits.

8.15 Employee Benefit Plans. With respect to Company and each of its subsidiaries:

      (a) Schedule 8.15 contains a true and complete list of all plans, contracts, programs, and arrangements (including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other employee benefit plans, programs, or arrangements) maintained currently or at any time within the previous five (5) years or under which any of them has any obligations to provide benefits or compensation (other than current wages or salary) to an employee of any Corporate Group Member (the "Plans").

      (b) Each employee pension benefit plan, as defined in Section 3(2) of ERISA, and its related trust ("Pension Plan and Trust") adopted or sponsored by any Corporate Group Member have, since their inception and at all times thereafter, met, the requirements for qualification under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and, since their inception, were exempt from taxation under Section 501(a) of the Code, and the Internal Revenue Service (IRS) issued a favorable determination letter with respect to the qualified status of each Pension Plan and Trust, and did not take any action to revoke such letter, through the entire period of time such Plan and Trust was in existence. No Corporate Group Member currently maintains any Pension Plan and Trust. Except as specifically set forth on Schedule 8.15,
            (i) all obligations required to be performed by any Corporate Group Member under the Plans (including, but not limited to, the making of all contributions) have been performed, and there is no default under the Plans by any party; (ii) Company and each subsidiary is in compliance with the requirements of all statutes, orders, and governmental rules and regulations applicable to such Plans, including, but not limited to, ERISA and the Code; (iii) neither Company, any subsidiary thereof, nor, to the Best Knowledge of Seller, any other disqualified person or party in interest, within the meaning of Section 4975 of the Code or Section 3(14) of ERISA, has engaged in any prohibited transaction, as this term is defined in Section 4975 of the Code or Section 406 of ERISA, that could, following the Representation Date, subject any Plan (or its related trust), Buyer, Company (or any subsidiary) or any officer, director, or employee of Buyer or Company (or any subsidiary), to any tax or penalty imposed under the Code or ERISA; (iv) there are no actions or claims pending (other than routine claims for benefits) or, to the Best Knowledge of Seller, threatened against any Plan or against the assets of any Plan; (v) no Plan is subject to Part 3 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA; (vi) each Plan's plan official, as defined in Section 412 of ERISA, is bonded to the extent required by Section 412; (vii) no proceeding has been initiated to terminate any Plan, and any such termination will not subject Company (or any subsidiary thereof) or Buyer to liability to any person; (viii) no Plan is a multiemployer plan, as defined in
            Section 3(37) of ERISA, nor will the Company or any subsidiary have any responsibility or liability exposure for any so-called withdrawal liability from any such multiemployer plan under the Code, ERISA or otherwise as of the Representation Date [and neither the Company, any subsidiary thereof or any affiliate under ERISA has ever contributed to or had an obligation to contribute to any such multiemployer plan]; (ix) no retiree benefits are payable under any employee welfare benefit plan ("Welfare Plan"), as this term is defined in Section 3(1) of ERISA; and (x) each Welfare Plan that is a group health plan within the meaning of Section 5000 of the Code complies with and in each case has complied with the applicable requirements of Sections 601 through 608 of ERISA, Section 162(k) of the Code (through December 31, 1988), and Section 4980B of the Code (commencing January 1, 1989).

8.16 Certain Employees; Owners-Operators, Fleet Owners and Agents. With respect to Company and each of its subsidiaries, each of the following is included in the list of Plans in Schedule 8.15: all collective bargaining agreements, written employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation plans, employee pension or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, hospitalization insurance, and other plans and arrangements providing for employee benefits to the employees of the Corporate Group Members. There are no unwritten Plans except as disclosed on Schedule 8.15.

      (a) With respect to Company and each of its subsidiaries Schedule 8.16 contains or references a true and complete list of the following: the names, positions, and compensation of the present directors, officers, and employees. All employees are employees-at-will, may be terminated at any time in accordance with the written policies set forth in the Employee Handbook and Drivers and Independent Contractor's Handbook, (collectively, "the Handbooks") (copies of which have been delivered to Buyer on or before the date of execution of this Agreement) of their employer for any lawful reason or for no reason, and are not entitled to employment by virtue of any oral or written contract, employer policy, or otherwise.

      (b) No retired employees of any Corporate Group Member are receiving or are entitled to receive any payments of health or other benefits.

      (c) Seller shall deliver to Buyer a Schedule 8.16(c) listing all contractors and agents (including owner-operators and fleet owners), and certain other available information (which includes a description of any contractor compensation arrangement which deviates from the standard arrangement). A list of Transportation Equipment, including that of owner-operators and fleet owners, is listed on Schedule 8.17(d). Seller has previously delivered to Buyer the standard form or forms of independent contractor agreement(s) to which the various contractors and agents are a party. Except as disclosed on Schedule 8.16(c) no Contractor or Agent utilized by the Company or any subsidiary has been cited and fined to the extent of $10,000 or more by any Corporate Group Member or any governmental entity for violating traffic laws, the Company's or subsidiary's rules and regulations, or any law, rule or regulation applicable to motor carriers. Seller has previously delivered to Buyer copies of the Handbooks which include drug and safety compliance testing policies, and the other rules and regulations applicable to the categories of parties covered thereby.

8.17  Contracts and Commitments.

      (a) With respect to Company and each subsidiary thereof, Schedule 8.17 references, with particularity, other relevant schedules hereto which contain true and complete lists of all Employee Benefit Plans, contractors and agents, equipment leases and vendors and suppliers except for:

            (i)   Inter-Company lease agreements between Corporate Group
                  Members;

            (ii) individual purchase contracts with customers made in the ordinary course of business consistent with past practices;

            (iii) individual purchase commitments made in the ordinary course of business at prevailing prices, consistent with past practices (the "Contracts and Commitments").

            Schedule 8.17 also contains a list of all customers billed or with outstanding accounts receivable balances as of July 19, 2004.

            All Contracts and Commitments are in full force and effect without amendment (unless the amendments are clearly noted), and Company and/or the subsidiary involved are and shall be entitled to all benefits from any contracts.

      (b) All Contracts and Commitments are the result of bona fide, arm's-length transactions and are legal, valid, and binding obligations of the parties to them enforceable in accordance with their respective terms, subject to laws generally governing bankruptcy and the enforcement of creditor's rights.

      (c) Except as set forth in Schedule 8.17, no default or alleged default exists on the part of Company or any subsidiary nor, to the Best Knowledge of Seller, on the part of any other person, under any Contract or Commitment.

      (d) Simultaneously with the execution of this Agreement, Seller shall deliver to Buyer Schedule 8.17(d) which lists all leases of Transportation Equipment (including owner-operator leases) to which the Company or any subsidiary is a party, describing the make, model and type of equipment and the serial numbers as of August 10, 2004. As of that date, except as described in Schedule 8.17(d), all such leases are in full force and effect without notice of or knowledge of any default with respect thereto, or any fact or condition which would lead to a default through the passage of time or otherwise.

      (e) Seller has previously delivered to Buyer a description of the standard liability limits (i.e., Carmack Amendment liability or other agreed-upon limits) applicable to Great American Lines, Inc. ("GAL") for transportation services. GAL has no established policies, procedures and pricing methodology to establish such standard liability limits. Virtually all customer contracts of GAL utilizes liability limits which differ from such standard limits.

8.18 Title to Assets. Seller or the applicable subsidiary thereof is the sole and absolute owner of all the assets reflected in Company's Balance Sheet dated December 31, 2003, as well as those to be set forth on the Preliminary Balance Sheet and the Closing Balance Sheet, and has good and marketable title to all such assets, free and clear of any and all liens and Encumbrances, except as set forth on the Financial Statements and the financing documents delivered to Buyer. The Corporate Group Members do not maintain a list of all property used in the conduct of the Business, except for the Transportation Equipment shown on Schedule 8.17(d), which shows the Transportation Equipment owned by the Company, a subsidiary thereof, or a Contractor, Agent or other third party, and all real estate owned by the Company or one of its subsidiaries as shown on Exhibit A.

8.19 Condition of Assets. All items of personal property reflected in Company's Balance Sheet dated December 31, 2003, as well as those to be set forth on the Preliminary Balance Sheet and the Closing Balance Sheet, are not subject to any warranties or representations (other than title), including their condition, merchantability or fitness for an intended use or purpose and are in their AS IS AND WHERE IS condition, except the computer hardware and software, which will be in good working order and repair on the Representation Date. On or before the end of the ninety day period beginning on the Representation Date (the "Ninety Day Measuring Period"), Buyer shall determine which items of Transportation Equipment owned by the Corporate Group Members shall have incurred Extraordinary Maintenance Expenses, as defined below, during the Ninety Day Measuring Period. To the extent that any such items of Transportation Equipment shall have incurred Extraordinary Maintenance Expenses during the Ninety Day Measuring Period, Seller will reimburse Buyer on the basis set forth herein. For this purpose, "Extraordinary Maintenance Expenses" shall be limited to expenses, per unit, in excess of Five Thousand ($5,000) Dollars only for frame repairs or engine replacement or rebuilding. If such a repair cost were, for example, Four Thousand Nine Hundred ($4,900) Dollars, it would not be considered an Extraordinary Maintenance Expense. If the repair expense were, however, Six Thousand ($6,000) Dollars, the entire Six Thousand ($6,000) Dollars would be considered an Extraordinary Maintenance

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

      Expense. Any Extraordinary Maintenance Expense shall be subject to indemnification pursuant to Section 10.1.

      The failure of Buyer to advise Seller of any claim under this Section within the period ending ten (10) business days after the expiration of the Ninety Day Measuring Period will constitute a waiver of Buyer's rights hereunder as to Extraordinary Maintenance Expenses of which Seller has not been notified.

8.20 Receivables. The accounts and other receivables reflected in Company's Balance Sheet dated December 31, 2003, or arising thereafter (including those to be set forth on the Preliminary Balance Sheet and the Closing Balance Sheet), are and will be the result of bona fide sales or other transactions. Regardless of whether any reserve against the possible uncollectibility of such accounts and other receivables has been established and is reflected on Company's Balance Sheet dated December 31, 2003, or on the Preliminary Balance Sheet and Closing Balance Sheet on a basis consistent with past practices, all of the accounts and other receivables of the Company and each subsidiary are fully collectible within one (1) year of the Representation Date. Any accounts or other receivables not collected within one (1) year of the Representation Date will be subject to indemnification pursuant to Section 10.1.

8.21 Sufficiency of Assets. The assets reflected in Company's Balance Sheet dated December 31, 2003 (and to be set forth on the Preliminary Balance Sheet and Closing Balance Sheet), or reflected on a Schedule attached hereto, constitute and will constitute all of the property and assets, real, personal, and mixed, tangible and intangible (including, without limitation, contract rights), that are used or useful in, or are necessary for the conduct of, the Business in accordance with present practices.

8.22  Taxes.

      (a) For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; business taxes; excise taxes; fuel taxes; sales taxes; use taxes; personal property taxes; single business taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and any penalties.

      (b) Except as otherwise disclosed on Schedule 8.22, Company and each subsidiary has filed on a timely basis all Tax returns it is required to file under any federal, state, or local law and has paid, accrued or established an adequate reserve with respect to all Taxes for the periods covered by such returns or will do so on the Closing Balance Sheet. No agreements have been made by or on behalf of Company or any subsidiary for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Company, each subsidiary and their respective officers have received no notice of any pending or threatened audit by the IRS, or any state or local agency, related to such Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Company or any subsidiary. There are no federal, state, or local tax liens outstanding against any assets, properties, or business of Company or any subsidiary. Except as set forth on Schedule 8.22, neither the Company nor any subsidiary has been subjected to any Tax audit, or been a party to any Tax litigation or appeal, during the past five (5) years.

      (c) The status of the Company for federal income tax purposes ("Tax Status") is as a so-called S Corporation and the Tax Status of each of the subsidiaries is as a Qualified Subchapter S Subsidiary. The period of time that the Tax Status of the Company and each subsidiary has continuously been in effect is as set forth on
            Schedule 8.22.

8.23 Litigation. Except as set forth and described on Schedule 8.23 (including any loss run cross-referenced thereon), there are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the Seller, threatened against or affecting Company, any subsidiary, or the Business or assets of any of them, including, without limitation, proceedings before any court, administrative agency or other governmental body, arbitrator(s) or mediator(s). Schedule 8.23 includes all such matters in which any Corporate Group Member is the plaintiff or complaining party.

8.24 Equipment Modifications. None of the equipment owned, leased or otherwise used in the conduct of the Business by any Corporate Group Member (whether owned by a Corporate Group Member, or a Contractor, Agent or third party), including, without limitation, trucks, tractors, trailers and material handling equipment, has been modified in such a manner as to render same unsafe or to adversely affect any warranty or insurance coverage with respect thereto. Provided, however, that the representations in this
      Section 8.24, as they relate to equipment provided to the Business by a Contractor (including any owner-operator) or Agent, are based upon the Best Knowledge of Seller.

8.25 Opinion of Counsel for Seller. On the Representation Date, Seller will deliver to Buyer a written opinion from legal counsel for Seller substantially in the form attached hereto as Schedule 8.25.

8.26 Compliance with Laws. At all times prior to the Representation Date, to the Best Knowledge of Seller, Company and its subsidiaries have complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Business or its assets.

8.27 Suppliers, Customers, Contractors and Agents. With respect to Company and its subsidiaries:

      (a) A complete and accurate list of all suppliers or vendors of products or services to Company and its subsidiaries in connection with the Business (other than legal or accounting services) is set forth in
            Schedule 8.27.

      (b) A complete and accurate list of the ten (10) largest customers of the Corporate Group Members based on total gross revenue generated for the year-to-date through June 12, 2004, is set forth in Schedule 8.27.

      (c) A complete and accurate list of each Contractor (including owner-operators and fleet owners) and Agent, the address of each such Contractor and Agent, and Carrier Revenue Report and Period Revenue Reports, by terminal, as well as a schedule of all Contractor escrows and deposits, are set forth or referenced in
            Schedule 8.27 for the current year to date status as of July 10, 2004. There are no Agent escrows or deposits.

      (d) Neither Seller nor, to the Best Knowledge of Seller, any Corporate Group Member has any information that might reasonably indicate that any customer, supplier, Contractor or Agent intends to cease purchasing from, selling to, or dealing with any Corporate Group Member (or to otherwise materially alter or reduce the scope of its business relationship with any of the Corporate Group Members). Seller represents and warrants that he makes diligent inquiry of all appropriate parties as to the issues covered by this Section 8.27(d) on a regular basis in the ordinary course of business.

8.28 No Brokers. Neither Company, any subsidiary or Seller have engaged, or are responsible for any payment to any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

8.29 Insider Transactions. A complete and accurate list and a brief description of all contracts or other transactions involving Company or any subsidiary in which

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

      any officer, director, employee, or shareholder thereof; any member of their immediate families; or any affiliate has any interest is set forth in Schedule 8.29.

8.30 Bank Accounts. Attached Schedule 8.30 contains a true and complete list of the names and locations of all banks or other financial institutions that are depositories for funds of Company or any subsidiary, the names of all persons authorized to draw or sign checks or drafts on or otherwise access the accounts, the number of the accounts, and the names and locations of any institutions in which Company or any subsidiary has any safe-deposit boxes or brokerage accounts and the names of the individuals having access to them or control over the disposition of their contents. Neither Company nor any subsidiary has any outstanding powers of attorney.

8.31 Intellectual Property. Schedule 8.31 lists or briefly describes all material intellectual property (including, without limitation, know-how, trade secrets, confidential and proprietary processes, and technology, whether or not patentable) that Company or any subsidiary directly or indirectly owns, licenses, uses, requires for use or controls in whole or in part ("Intellectual Property") and all licenses and other agreements allowing the Company or any subsidiary to use the intellectual property of third parties (other than licenses for off-the-shelf software). Neither Company nor any subsidiary owns, directly or indirectly, or uses any patents, copyrights, trademarks, or service marks, or applications for any of the foregoing, in the Business except as set forth on Schedule 8.31. Except as set forth in Schedule 8.31, Company or a listed subsidiary thereof is the sole and exclusive owner of the Intellectual Property, free and clear of all Encumbrances. None of such Intellectual Property infringes on any other person's intellectual property, and, to the Best Knowledge of the Seller, no activity of any other person infringes on any of the Intellectual Property. To the Best Knowledge of Seller, the Company and its subsidiaries have been and are now conducting the Business in a manner that has not been and is not now in violation of any other person's intellectual property rights and they do not require a license or other proprietary right to so operate the Business. Schedule 8.31 also lists all Internet domain names used or registered by Company or any subsidiary, the registrar, and the date of registration. With respect to the domain names,
      (a) the domain names have been registered in the name of the Company or one of its subsidiaries and are in compliance with all formal legal requirements; (b) the domain names have not and are not involved in any dispute, opposition, invalidation, or cancellation proceeding and, to the Best Knowledge of the Seller, there are no threatened actions with respect to the domain names; (c) the domain names are not being infringed or, to the Best Knowledge of the Seller, have not been challenged, interfered with, or threatened in any way, and do not infringe, interfere with, or are not alleged to have interfered with or infringe, the trademark, copyright, or domain name of any third party; and (d) to the Best Knowledge of the Seller, there is no domain name application pending that would interfere with or infringe the domain names of the Corporate Group.

8.32 Insurance. Seller has previously delivered to Buyer copies of all currently effective insurance policies covering the real and personal property of Company or its subsidiaries or providing for business interruption, general, personal and automotive liability coverage, cargo coverage, workers compensation and other insurance. Based on its prior experience, Seller believes that such insurance is in amounts sufficient with respect to the assets, properties, business, operations, products, and services of Company and its subsidiaries as the same are presently owned or conducted, and all such policies are in full force and effect and the premiums have been paid or will be paid when and as due. There are no claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and to the Best Knowledge of Seller no basis for any such claim, action, suit, or proceeding exists, provided that this sentence is not intended to include claims, actions, suits or proceedings for which insurance coverage is provided in the policies and which are disclosed or referenced on Schedule 8.23 or elsewhere in this Agreement. To the Best Knowledge of Seller, the insured party is not in default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion. A list of all insurance policies owned or in the name any Corporate Group Member is attached as
      Schedule 8.32.

8.33 Materiality. No statement in this Agreement or in any Schedule, certificate or other document delivered to Buyer pursuant to or in contemplation of this Agreement contains or will contain any untrue statement of a material fact, or fails or will fail to contain any material fact necessary to make the statements not misleading. Notwithstanding any of the provisions of this Agreement, the failure of Seller to include any documents and other information in this Agreement or the Schedules attached to the Agreement, which documents and information have previously been delivered by Seller to Buyer in connection with Buyer's due diligence investigation, or to provide any requested information that is not available to Seller or the Corporate Group Members after reasonable effort to procure same, shall not constitute a material breach of this Agreement.

8.34 Forms of Agreements/Handbooks. Seller has previously delivered to Buyer true and accurate copies of all forms of agreements, and the Handbooks, used by Company or any subsidiary thereof. Schedule 8.34 describes any tariffs currently in effect.

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

8.35 Fuel, Safety and Other Audits. Except as set forth on Schedule 8.35, no Corporate Group Member has been subjected to any fuel, safety or other audits by any governmental or other entity during the past five (5) years. The results of any such audit are set forth on or attached to Schedule 8.35.

8.36 Safety Rating. GAL, which is the only Corporate Group Member which operates as a for-hire motor carrier, currently has, and at all times during the preceding five (5) years has had, a satisfactory safety rating with the Federal Motor Carrier Safety Administration (FMCSA). Schedule
      8.36 contains a description of each audit or other form of review conducted by FMCSA, an agency of the U.S. Department of Transportation, or any other federal, state or local government agency regarding the motor carrier operations during the preceding 5 years, including the results of such audits or reviews. Except as set forth on Schedule 8.36, GAL has not been required to pay any fine, penalty or other form of damage of $10,000 or more to any federal, state or local governmental entity during the preceding five (5) years as a result of GAL's violation of any applicable law, rule or regulation pertaining in any way to GAL's status as a motor carrier. Great American Logistics, Inc. holds motor carrier operating authority but does not operate as a for-hire motor carrier and is unrated by FMCSA.

9. Buyer's Representations and Warranties. As of the date of this Agreement and as of the Closing, Buyer represents and warrants to Sellers, and acknowledges and confirms that Seller is relying on these representations and warranties in entering into this Agreement, as follows:

9.1 Organization and Standing. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Michigan, and Buyer has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted. On the Closing Date, Buyer will deliver to Seller a certificate issued by the state of its incorporation confirming that Buyer was duly organized and is in good standing under the laws of the state of its incorporation and a copy of Buyer's Articles of Incorporation and all amendments thereto.

9.2 Authorization. Buyer has taken all necessary corporate action (a) to duly approve the execution, delivery, and performance of this Agreement, and the Related Agreements and (b) to consummate the transactions contemplated under these Agreements. Buyer has duly executed and delivered this Agreement. This Agreement is, and the Related Agreements (to which Buyer is a party) when executed and delivered by the parties to them will be, legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). On the Closing Date, Buyer will deliver to Seller a certified corporate resolution confirming that the Board of Directors and/or the Shareholders, as required, have authorized Buyer to execute this Agreement and any related Agreements and documents and to perform its obligations thereunder and an incumbency certificate containing the names of the officers and directors of Buyer as of the Closing Date.

9.3   Governmental Approvals; Existing Agreements.

            (a) No approval, authority, or consent of or filing by Buyer (or any subsidiary thereof) with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency, or any other corporation, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated by them.

            (b) The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated by them (i) do not and will not violate any provisions of law applicable to Buyer or any assignee subsidiary thereof; and
            (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) the Buyer's (or any assignee subsidiary's) Articles of Incorporation or Bylaws.

9.4 No Brokers. Buyer has not engaged or is responsible for any payment to any finder, broker or consultant in connection with the transactions contemplated by this Agreement.

9.5 Litigation. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of Buyer, threatened against or affecting Buyer, any subsidiary or the business or assets of any of them, including without limitation, proceedings before any court, administrative agency or other governmental body seeking to prevent consummation or questioning the validity or legality of this Agreement or seeking to enjoin the consummation of any transaction contemplated in this Agreement or any related Agreements.

9.6 Financial Ability. Buyer has access to funds sufficient to consummate the transactions contemplated by this Agreement in a timely manner.

9.7 Solvency. Buyer is, and after giving effect to the transactions contemplated hereby will be, solvent and is not subject to any voluntary or involuntary proceedings in bankruptcy, reorganization, dissolution or liquidation or to any assignment for the benefit of creditors and no trustee, receiver or liquidator has been appointed for Buyer or any of its subsidiaries.

9.8 Diversion of Key Parties, Etc. In the event that this transaction is not consummated for any reason, neither Buyer nor any of its affiliated parties nor their respective officers, directors, shareholders, owners, partners, agents, employees or other representatives will, directly or indirectly, solicit, contact, communicate with or divert business or attempt to solicit, contact, communicate with or divert business or provide any transportation and related services for the customers of the Corporate Group Members or solicit, contact, communicate with, divert, employ or hire away or attempt to contact, communicate with, divert, employ or hire away for the benefit of Buyer or any of its affiliated parties or for the benefit of any other person or entity, the Key Parties, (as defined herein, but without regard to the Threshold Revenue Amount) or any employees of the Corporate Group, except to the extent that Buyer or any of its Affiliated Parties are presently providing services for the customers of the Corporate Group Members. This Section is subject to the two (2) year survival of warranties period set forth in Section 13.1.

9.9 Material Misstatements. No statement in this Agreement or in any schedule, certificate or other document delivered to Seller pursuant to or in contemplation of this Agreement contains or will contain any untrue statement of a material fact, or fails or will fail to contain any material fact necessary to make the statements not misleading.

9.10 Opinion of Counsel for Buyer. On the Closing Date, Buyer will deliver to Seller a written opinion from legal counsel for Buyer substantially in the form attached here to as Schedule 9.10.

10.   Indemnification.

10.1 Indemnification of Buyer. Seller shall defend, indemnify, and hold harmless Buyer, Company (and its subsidiaries) and their respective directors, officers, shareholders, successors, and assigns from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including reasonable legal fees) [sometimes collectively referred to as "Losses"] in excess of the Indemnification Basket, as defined below, in connection with or resulting from:

      (a) Any material inaccuracy in any representation or material breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or any Related Agreement.

      (b) The material failure of Seller to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller under this Agreement or any Related Agreement.

      (c)   The matters disclosed on Schedule 8.23 or referred to in Section
            10.5 (but only to the extent that Losses disclosed therein are not paid for by applicable insurance coverage.)

      (d) Any costs for which Seller is responsible with respect to Extraordinary Maintenance Expenses pursuant to the provisions of
            Section 8.19 and all uncollected accounts receivable pursuant to the provisions of Section 8.20.

      (e) Any failure of the Simplified Employee Pension Plan heretofore adopted by any one or more of the Corporate Group Members to comply with applicable law, including as a tax qualified plan under the U.S. Internal Revenue Code and the provisions of ERISA, or as the result of the loss or lack of any documentation with respect thereto (including any required amendments thereto).

10.2 Indemnification Limitation. Seller's obligation to indemnify Buyer as set forth in Section 10.1 above is subject to the following limitation:

      (a) No indemnification shall be required to be made by Seller until the aggregate amount of Seller's Losses exceeds Six Hundred Thousand ($600,000) Dollars (the "Indemnification Basket"). In the event prior to the expiration of the latest survival of warranty period of
            Section 13.1, any Corporate Group Member, receives any proceeds from the WCI Steel, Inc., et al. bankruptcy proceeding (the "WCI Bankruptcy") relating to the account receivable claim of the Corporate Group in the WCI Bankruptcy presently pending in the U. S. Bankruptcy Court for the Northern District of Ohio (Eastern Division) at Case No. 03-44662, the amount of such proceeds shall be added to the Indemnification Basket. If the Indemnification Basket is not exhausted, the proceeds received from the WCI Bankruptcy shall be retained by the Corporate Group.

            If Buyer's Losses exceed the Indemnification Basket, Buyer may seek indemnification from Seller for the amount of Losses in excess of the Indemnification Basket as provided in this Agreement.

10.3 Indemnification of Seller. Buyer shall defend, indemnify, and hold harmless Seller, and his heirs, personal representatives and assigns from and against any and all Losses in connection with or resulting from:

      (a) Any material inaccuracy in any representation or material breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or any Related Agreement.

      (b) The material failure of Buyer to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by Buyer under this Agreement or any Related Agreement.

      (c) Any Losses related to the conduct of the Business after the Representation Date (including those related to any Transportation Claim which relates to or arises out of any shipment or transportation activity occurring after the Representation Date (not caused by any breach of a representation or warranty of Seller).

10.4 Seller's Waiver. Seller irrevocably waives and agrees that Seller will make no claim against Company or any subsidiary of any kind or character, whether by way of subrogation, indemnity, contribution, breach of contract, or any other theory regarding any claim made by Buyer, Company (or any subsidiary), or any other person under Section 10 or otherwise, and Seller irrevocably releases and discharges Company and each subsidiary from any such claim relating to or arising out of any matter occurring on or prior to the Representation Date.

10.5 Transportation Claims. Notwithstanding any other provision hereof to the contrary, but subject to Sections 10.1 (c) and 10.2, Seller shall be responsible for all Transportation Claims, as defined herein, which relate to or arise out of any shipment or transportation activity occurring on or before the Representation Date. Seller shall indemnify Buyer and each Corporate Group Member and hold each of them harmless from any Losses related to any such Transportation Claim. If Buyer or a Corporate Group Member receives a request or demand for payment of any such Transportation Claim for which Seller is responsible hereunder, Buyer will notify Seller in writing of such request or demand within ten (10) days of receipt of such request or demand and provide Seller with copies of all claims, pleadings, correspondence and other documents relating to the Transportation Claim. If the Transportation Claim is not settled by Seller or

      Buyer does not agree to assume the defense of such claim within thirty
      (30) days of Seller's receipt of notice of the existence of such Transportation Claim (whether such notice is provided by the Buyer a Corporate Group Member or otherwise), Buyer or the Corporate Group Member involved may thereafter settle or defend such Transportation Claim in any manner which Buyer deems proper, including settling the Transportation Claim, and all reasonable costs shall be borne by Seller. Seller shall reimburse Buyer or the Corporate Group Member incurring such costs within fifteen (15) days of written request to Seller for payment and upon delivery of adequate documentation to support such request for reimbursement.

10.6 Definitions. As used herein, the term "Transportation Claim" means any claim of or by any shipper or receiver for loss, damage or overcharge or by any Contractor (including owner-operators, fleet owners and/or independent contract drivers) for loss, damage or overcharge for any transportation transaction, as well as all other claims arising out of transportation activities (including claims for personal injury or death, or damage to property, arising out of motor vehicle or other accidents.)

      As used in this Agreement, the word "material" as it applies to Losses resulting from any breach of any representation, warranty, covenant or agreement shall mean any individual Loss in excess of One Thousand ($1,000) Dollars.

10.7 Time Limitation. No claim for indemnification for a breach of a representation or warranty may be brought against Seller or Buyer unless a written notice thereof has been sent to Seller or Buyer, as applicable, within one (1) month after the other party has knowledge of such claim and in no event later than one (1) month following the expiration date of the representation or warranty as set forth in Section 13.1, provided that this Section is intended to relate solely to the timing of the notice of such claim and shall not extend the survival periods set forth in Section 13.1.

11. Expenses. Except as may be expressly set forth in this Agreement, including the provisions of Section 7.4, each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated. Any broker commissions or fees shall be paid by Seller, except any commissions or fees incurred by Buyer.

12. Confidentiality. Except as necessary to resolve disputes under this Agreement or as otherwise required by law or governmental regulation, or as otherwise agreed to by the parties, the terms and conditions of this transaction and any

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

      documents, agreements and matters relating thereto including the existence of this Agreement, and any other information pertaining to Seller, Corporate Group Members and/or Buyer, including but not limited to financial statements, financial information and condition; operating information; customer lists, contracts and any other customer-related information; sales volumes; trade secrets and know-how; business plans and marketing information; and any other information disclosed to, from or between Seller, Corporate Group Members, or Buyer, whether before or after the execution of this Agreement, whether tangible or intangible, and in whatever form or medium provided, as well as all information generated by such party receiving such information that contains, reflects or is derived from the disclosed information (hereinafter collectively referred to as "Confidential Information") is to remain strictly confidential and is to be used solely for the purposes of implementing the provisions of this transaction. Except as necessary to resolve disputes under this Agreement or as otherwise required by law or governmental regulation, none of the parties will utilize, copy, disseminate, divulge, furnish or make accessible to any person or entity any of the Confidential Information delivered or revealed to it by the other party, other than to attorneys, accountants, financial institutions and other authorized representatives of the parties necessarily involved in the process of evaluating this transaction and for the sole purpose of implementing the provisions of this Agreement. Except as necessary to resolve disputes under this Agreement or as otherwise required by law or governmental regulations, each party shall instruct any person or entity to whom such Confidential Information may be revealed as authorized hereunder to hold the same in strict confidence and a list of all such persons or entities shall be furnished to the other party promptly upon request.

      Buyer further understands and agrees that in the event the parties fail to consummate the transaction contemplated hereunder, Buyer will immediately return all Confidential Information furnished to it by Seller and will retain no copies thereof in any form or medium.

      This Section shall survive the Representation Date for a period of five
      (5) years thereafter, except that Buyer shall not be prohibited from disclosing Confidential Information regarding the Corporate Group Members following the Closing except as set forth in Section 2.3(b). Further, Seller and Buyer may use the Confidential Information as may be required for each of them, their respective accountants and other representatives, to prepare, file and support any tax returns and other necessary documents applicable to periods on and prior to the Effective Date, as to Seller, and for all relevant periods, as to Buyer.

13.   Miscellaneous Provisions.

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

13.1 Survival of Representations and Warranties. All representations, warranties, and agreements contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for the following time periods: (a) as to title and ownership of the Purchased Shares and Seller's Personal Goodwill, no limitation as to time; (b) as to matters regarding Taxes, filed against any Corporate Group Member relating to events occurring prior to the Representation Date, for the applicable statute of limitation; (c) as to tort claims relating to events occurring prior to the Representation Date, for three (3) years following the Representation Date; and (d) as to all other matters relating to events occurring prior to the Representation Date, for a period of two (2) years following the Representation Date.

13.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission or email to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

      if to Seller:                 Angelo A. Fonzi
                                    933 Waterville Court
                                    Dyer, IN 46311
                                    Fax No: 219.865.1284
                                    Email: ellfonzi@aol.com

      With a copy to:               John A. Vuono
                                    Vuono & Gray, LLC
                                    2310 Grant Building
                                    Pittsburgh, PA  15219
                                    Fax No. 412.471.4477
                                    Email: jvuono@vuonogray.com

      if to Buyer:                  Universal Truckload Services, Inc.
                                    11355 Stephens Road
                                    Warren, Michigan  48089
                                    Attn: Robert Sigler
                                    Fax No.: 586-920-0255
                                    Email: rsigler@uacl.com

      With a copy to:               Ralph A. Castelli, Jr.
                                    Kemp, Klein, Umphrey, Endelman & May, P.C.
                                    201 W. Big Beaver Road, Suite 600
                                    Troy, Michigan 48084

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

                         Fax No. 248.528.5129
                         Email: ralph.castelli@kkue.com

      or to such other address, facsimile number or email address that the parties may designate in writing.

      13.3 Assignment. Neither Seller nor Buyer shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights to any subsidiary of Buyer without Seller's consent, provided that Buyer shall remain jointly and severally responsible with Assignee to Seller for the obligations and liabilities of Buyer under this Agreement and all Related Agreements, including the amounts due from Buyer to Seller. In the event of an assignment by Buyer to a subsidiary thereof, all of the representations, warranties, covenants and agreements made by Seller herein shall also be deemed to have been made directly to such subsidiary of Buyer. Within five
      (5) days after any assignment contemplated by this Section, Buyer will deliver to Seller signed originals of all documents executed in order to implement the assignment.

13.4 Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

13.5 Choice of Law; Forum Selection. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Michigan. without regard to principles of conflicts of laws. No action concerning this Agreement, or any document, agreement or instrument executed in connection herewith, including the Consulting Agreement, Covenant Not to Compete and Escrow Agreement, may be brought or maintained in any court other than a court of the State of Michigan located in Macomb County, Michigan, or of the Commonwealth of Pennsylvania located in Allegheny County, PA or a court of the United States of America sitting in Detroit, Michigan or Pittsburgh, PA (the "Designated Courts"). The parties irrevocably consent to the jurisdiction and venue of the Designated Courts.

13.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

13.7 Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates, including any documents of even date herewith, represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties, including any and all prior letters of intent, correspondence, etc. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it, and must be signed by the party against whom enforcement of any such amendment, supplement, or modification is sought. Any document referenced as being attached to a schedule of this Agreement, a complete copy of which has heretofore been provided to Buyer, need not be physically attached to the schedule involved so long as it is referenced on the schedule with such specificity as to definitively identify the document and recites that the document has previously been delivered to Buyer.

13.8 Business Days. The term "business days" means Monday through Friday of each week, except for days banks are not generally open for business in Detroit, Michigan.

14.   Certain Tax Matters.

      14.1 Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax returns for the Company and its subsidiaries ("Tax Returns") for all taxable periods ending on or prior to the Effective Date, including Tax Returns for such periods which are due after the Effective Date. This shall include the Tax Returns for the period ending due to Buyer's purchased of the Purchased Shares. Buyer will have a reasonable opportunity to review and comment on each such Tax Return which is due after the Effective Date prior to filing.

      14.2 Buyer will prepare or cause to be prepared and file or cause to be filed on a timely basis any Tax Returns for taxable periods which end after the Effective Date. In the case of any such Tax Return (i) which is for a period beginning before the Effective Date, or (ii) which could affect the Seller's Tax liability, Seller shall have a reasonable opportunity to review and comment on such Tax Return prior to filing.

      14.3 The Seller shall be liable for and shall pay all income Taxes of or with respect to the Company and its subsidiaries and for which Seller is personally liable as an S corporation shareholder applicable to periods on and prior to the Effective Date, excluding Taxes historically paid by Corporate Group Members to the extent accrued on the Closing Balance Sheet. For this purpose, the parties shall allocate Tax liabilities of the Company and its subsidiaries for the fiscal year in which the Effective Date occurs utilizing the closing the books method as of the Effective Date.

      14.4 The parties shall cooperate in all reasonable respects with each other in a timely manner in the preparation and filing of any Tax Returns of the Company and its subsidiaries covering pre-Effective Date periods, payment of any Taxes of or with respect to the Company and its subsidiaries attributable to pre-Effective Date periods in accordance with this Agreement, and the conduct of any Tax audit or other Tax proceeding involving the Company or any subsidiary and relating to any pre-Effective Date period. Each party shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section. Each party agrees to notify the other party of any audit adjustments that do not result in Tax liability but can reasonably be expected to affect Tax Returns of the other party.

      14.5 Buyer, on the one hand, and the Seller, on the other hand, will (i) use reasonable efforts to keep the other advised as to the status of Tax audits and litigation involving any Taxes that could give rise to a liability of or otherwise affect the other (a "Tax Liability Issue"), (ii) promptly furnish to the other copies of any inquiries or requests for information from any tax authority concerning any Tax Liability Issue, (iii) timely notify the other regarding any proposed written communication to any such tax authority with respect to such Tax Liability Issue, (iv) promptly furnish to the other upon receipt copies of any information or document requests, notices of proposed adjustment, revenue agent's reports or similar reports or notices of deficiencies together with all relevant documents, Tax Returns and memos related to the foregoing documents, notices or reports, relating to any Tax Liability Issue, (v) give the other and its or their accountants and counsel the reasonable opportunity to review and comment in advance on all written submissions, filings and any other information relevant to any Tax Liability Issue, and (vi) consider in good faith any suggestions made by the other and its or their accountants and counsel to submit documentation or attend those portions of any meetings with Tax authorities and proceedings that relate to such Tax Liability Issue; provided, however, that the failure of one party to so notify the other party of any such audit or Tax controversy shall not affect the other party's obligations under this Agreement; unless, and only to the extent that, such failure caused the liability of the party entitled to be notified to be greater than the liability would have been had prompt notice been given. Notwithstanding the foregoing, the parties may make appropriate redactions in the submissions, filings and any other information provided to the other to preserve the confidentiality of such information as to issues that are not Tax Liability Issues. To the extent that any tax audit or tax litigation involving Seller, any Corporate Group Member or Buyer could give rise to a liability of the other party, Buyer or Seller, as applicable, may not settle any such audit or litigation without the consent of the other party, which consent shall not be unreasonably withheld.

      14.6 Buyer, Company (and its subsidiaries) and Seller shall file all Tax Returns (including amended returns and claims for refunds) in a manner consistent with the Purchase Price allocations and adjustments as agreed to by the parties in this Agreement, or as adjusted as provided for in this Agreement, and shall use their reasonable best efforts to sustain such allocations in any subsequent Tax audit or dispute.

                            [SIGNATURE PAGE FOLLOWS]

      The parties have executed this Agreement on the date set forth on the first page of this Agreement.

                                            "SELLER"

                                            /s/ Angelo A. Fonzi
                                            ------------------------------------
                                            Angelo A. Fonzi

                                            "BUYER"
                                            Universal Truckload Services, Inc.

                                            By: /s/ Donald B. Cochran
                                                --------------------------------
                                            Its: President
                                                 -------------------------------

                     [SIGNATURE PAGE TO PURCHASE AGREEMENT]

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